Exhibit 99.1

    FIRST CASH FINANCIAL SERVICES REPORTS 28% INCREASE IN SECOND QUARTER EPS;
                    RAISES EARNINGS ESTIMATE FOR FISCAL 2005

    ARLINGTON, Texas, July 19 /PRNewswire-FirstCall/ -- First Cash Financial Services, Inc. (Nasdaq: FCFS) today announced revenues, net income and earnings per share for the three months ended June 30, 2005. In addition to reporting record-setting operating results, this marked the Company's 18th consecutive quarter of achieving double-digit earnings per share growth. The Company also announced that it is increasing its Fiscal 2005 earnings estimate.

    Earnings

     * Second quarter 2005 diluted earnings per share were $0.32, an increase of 28% compared to $0.25 diluted earnings per share for the second quarter of 2004.

     * For the six months ended June 30, 2005, diluted earnings per share were $0.68, an increase of 24% over $0.55 earnings per share for the same period in 2004.

     * Net income for the second quarter of 2005 was $5.2 million. This represents a 23% increase over 2004 second quarter net income of $4.2 million.

     * Year-to-date net income was $11.3 million, compared to $9.4 million for the first half of 2004, which represents a 20% increase.

     * Diluted earnings per share from continuing operations for the trailing twelve months ended June 30, 2005 were $1.35, an increase of 24% over $1.09 for the trailing twelve months ended June 30, 2004.

    Revenues

     * Total revenues for the second quarter of 2005 were $46.3 million, an increase of 15% compared to $40.3 million for the second quarter of 2004. Year-to-date revenues were $93.3 million, up from $82.2 million in the comparative period last year, which represents a 14% increase.

     * Merchandise sales for the quarter increased by 21%, from $18.6 million last year to $22.5 million in the current year. A significant component of merchandise sales is non-retail sales of scrap jewelry, especially in the Company's newer pawn stores. Such scrap sales increased from $3.0 million in the second quarter of 2004 to $4.0 million the second quarter of 2005.

     * Same-store revenues for the second quarter of 2005 increased by 9% over the comparable prior-year period. For the six months ended June 30, 2005, same-store revenues increased by 7% compared to the same period last year. Same-store sales increases, which include merchandise sales, pawn service charges and payday advance service charges, were realized across all major product lines.

    Growth & Expansion

     * The Company opened 25 new stores during the first half of 2005, bringing the total store count to 307 units at June 30, 2005. In addition, the Company operates 40 financial services kiosks located inside convenience stores.

     * Total pawn receivables increased 17% from $23.1 million at June 30, 2004, to $26.9 million at June 30, 2005. Pawn receivables in the Company's Mexico stores increased by 37% over the past twelve months, while pawn receivables in its U.S. stores increased by 9% over the same period.

     * Payday advance receivables increased from $13.1 million at June 30, 2004 to $14.1 million at June 30, 2005, an increase of 8%.

    Operating Metrics

     * The operating margin, calculated as income before taxes as a percentage of revenues, was 17.8% for the quarter, compared to 16.8% for the same period last year.

     * Return on stockholders' equity for the trailing twelve months ended June 30, 2005, was 15.8%, compared to 14.8% for the comparable period last year.

     * Inventory turns for the trailing twelve months improved from 2.9 times at the end of the second quarter of 2004 to 3.3 times as of June 30, 2005.

     * The payday advance loss provision decreased from 23.9% of payday advance service fees in the second quarter of 2004 to 22.8% in the second quarter of 2005.

     * Gross profit margins on total merchandise sales, both retail and non-retail, for the second quarter of 2005 were 41%, compared to 43% in the prior year. Retail merchandise margins, which do not include bulk jewelry scrap sales, were 45% for the second quarter of 2005, compared to 46% for the same quarter last year.

    Financial Position & Liquidity

     * Cash balances as of June 30, 2005, totaled $19 million, of which $12 million was required for daily store and administrative operations; the remaining $7 million represented excess cash reserves currently on-hand.

     * During the second quarter of 2005, the Company repurchased 576,000 shares of common stock at an average price of $19.74 per share. An additional 401,000 shares are authorized under a 1.6 million share stock repurchase plan as directed by the Board of Directors in July 2004.

     * For the six months ended June 30, 2005, the Company had no interest-bearing debt outstanding. All store opening expenditures and receivables growth have been funded from free cash flows. In addition, the Company has utilized free cash flows to repurchase stock at a cost of $24 million over the past twelve months.

     * With total assets of $161 million and total liabilities of $16 million as of June 30, 2005, the ratio of total assets to liabilities was 10 to 1. The current ratio, current assets divided by current liabilities, at quarter end was also 10 to 1.

    2005 Outlook

     * The Company previously forecast fiscal 2005 diluted earnings per share to be in a range of $1.46 to $1.52. Based on first-half results and projected operating trends for the remainder of the year, the Company has revised its 2005 earnings estimate upward to $1.49 to $1.53 per share.

     * With 25 new stores opened through June 30, the Company remains on pace to meet its previously announced target of approximately 60 new stores during 2005. Costs associated with these new store openings are treated as an operating expense during the quarter they are incurred.

    Commentary & Analysis
    Mr. Alan Barron, Chief Executive Officer and Chief Operating Officer, commented on the second quarter highlights, "We have many reasons to be pleased with the second quarter and are excited about the prospect for continued record revenue and profit growth for the balance of the year. Our operating results for the quarter were strong due to high quality results in all key geographic markets, with all major product lines delivering increased profitability. During the quarter, we continued to add new stores and reached a significant milestone with the opening of our 300th store. In addition, we recently announced a new credit services product in our Texas markets, which we believe will generate incremental revenues and profitability in those markets."

    The Company's most significant growth engine continues to be its pawn operations. At June 30, 2005, pawn receivables totaled $26.9 million, which represents 66% of the Company's combined consumer finance receivables. Pawn service charge revenues for the second quarter of 2005 grew by 19%, while pawn-related merchandise sales improved by 21% over the same period compared to the prior year. First Cash has opened a total of 115 new pawn stores over the past three and a half years, which has resulted in almost a doubling of the number of pawn stores over that time period.

    As previously announced, effective July 1 First Cash began marketing a fee-based credit services package in all of its Texas locations, which includes access to a short-term loan funded by an independent consumer finance lender operating under existing Texas laws. First Cash Credit, Ltd. ("FCC"), a wholly owned subsidiary of the Company, has registered as a "Credit Services Organization" in order to provide, for a fee, credit services to help consumers in obtaining credit and improving their credit rating. As part of these services, FCC will assist customers in applying for loans from an independent, Texas-based consumer lending company.

First Cash anticipates that its Texas-based subsidiaries will continue to offer pawn loans and bank- funded payday advances, as well as the new credit services product. By offering consumers access to credit from multiple lending sources, the Company believes it can better serve its customers' needs, while at the same time increasing the Company's transaction and revenue volume per store. The Company currently has 58 First Cash Pawn stores, 51 First Cash Advance stores and 40 Cash & Go, Ltd. kiosks located in Texas.

    First Cash also continues to provide its payday advance product in six other markets, including California, Washington, Oregon, Illinois, District of Columbia and Oklahoma. In each of these jurisdictions, the Company is the direct issuer of payday or short-term advances under existing state and/or local regulations.

    In summarizing the Company's expectations for the balance of 2005 and beyond, Mr. Barron said, "First Cash remains committed to meeting or exceeding its current growth rates, and is well positioned to do so by virtue of its strong financial position, well-defined expansion strategy and attention to operational excellence. We measure management success based on results and our ability to deliver long-term value for our shareholders."

    About First Cash
    First Cash Financial Services, Inc. and its subsidiaries are engaged in the operation of pawn and consumer credit stores, which lend money on the collateral of pledged personal property, retail previously owned merchandise acquired through loan forfeitures, provide payday advances, and offer other financial services products. The Company currently owns and operates over 308 stores in eleven states and Mexico. First Cash Financial Services is also an equal partner in Cash & Go, Ltd., a joint venture, which owns and operates 40 check-cashing and financial services kiosks located inside convenience stores.

    First Cash was recently ranked for the second consecutive year by Fortune Small Business magazine on the "FSB 100: America's Fastest-Growing Small Public Companies." First Cash's common stock is traded on the Nasdaq Stock Market under the ticker symbol "FCFS," and it is a component Company in the Russell 2000 Index.

    Forward-Looking Information
    This release may contain forward-looking statements about the business, financial condition and prospects of First Cash Financial Services, Inc. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "projects," "expects," "may," "estimates," "should," "plans," "intends," "could," or "anticipates," or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy. Forward-looking statements in this release include, without limitation, the Company's earnings per share forecast for 2005, its expectations for new store openings in 2005, and its expectations for transaction and revenue volumes from its credit services and lending products in Texas. These statements are made to provide the public with management's assessment of the Company's business. Although the Company believes that the expectations reflected in forward-looking statements are reasonable, there can be no assurances that such expectations will prove to be accurate.

Security holders are cautioned that such forward-looking statements involve risks and uncertainties. The forward-looking statements contained in this release speak only as of the date of this statement, and the Company expressly disclaims any obligation or undertaking to release any updates or revisions to any such statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based. Certain factors may cause results to differ materially from those anticipated by some of the statements made in this release. Such factors are difficult to predict and many are beyond the control of the Company. Recently revised federal regulations and proposed state-level legislation affecting the payday advance industry, which are described more fully in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and updated on the Form 10-Q for the quarter ended March 31, 2005, could negatively affect the Company's financial results and growth expectations in certain markets; however, the impact of the revised regulations and legislation cannot be fully estimated at the current time. Other such factors may include changes in regional, national or international economic conditions, changes or increases in competition, the ability to open and integrate new stores, the ability to maintain favorable banking relationships as it relates to short-term lending products, the ability to integrate and operate profitably the credit service product in Texas, changes in legislative and governmental regulations, unforeseen litigation, changes in interest rates, changes in tax rates or policies, changes in gold prices, changes in foreign currency exchange rates, future business decisions, and other uncertainties.

                             STORE COUNT INFORMATION

    The following table details store openings and closings for the three and six-month periods ended June 30, 2005:

                                         Quarter Ended                    Six Months Ended
                                         June 30, 2005                     June 30, 2005
                                 ------------------------------   -------------------------------
                                             Payday                            Payday
                                   Pawn      Advance     Total      Pawn       Advance     Total
                                  Stores     Stores     Stores     Stores      Stores     Stores
                                 --------   --------   --------   --------    --------   --------
Beginning of
 period count                         205         92        297        197          87        284
New stores opened                       9          1         10         19           6         25
Stores closed or
 consolidated                          --         --         --         (2)         --         (2)
End of period count                   214         93        307        214          93        307

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                     Quarter Ended           Six Months Ended
                                                       June 30,                  June 30,
                                                ----------------------    ----------------------
  (in thousands, except per share amounts)         2005         2004         2005         2004
---------------------------------------------   ---------    ---------    ---------    ---------
Revenues:                                                          (unaudited)
  Merchandise sales                             $  22,544    $  18,626    $  46,781    $  39,097
  Pawn service charges                              9,569        8,044       18,523       16,178
  Short-term advance
   service charges                                 13,262       12,639       25,931       24,642
  Check cashing fees                                  691          723        1,517        1,633
  Other                                               262          286          575          618
                                                   46,328       40,318       93,327       82,168
Cost of revenues:
  Cost of goods sold                               13,380       10,657       27,970       22,727
  Short-term advance
   loss provision                                   3,018        3,017        4,599        4,406
  Check cashing returned
   items expense                                       48           56          134          129
                                                   16,446       13,730       32,703       27,262
    Gross profit                                   29,882       26,588       60,624       54,906

Expenses:
  Store operating
   expenses                                        16,164       14,593       31,925       29,370
  Administrative
   expenses                                         4,209        4,250        8,425        8,662
  Depreciation                                      1,370          988        2,662        1,909
  Interest expense                                     --           --           --           43
  Interest income                                     (87)         (18)        (171)         (32)
                                                   21,656       19,813       42,841       39,952

Income before income
 taxes                                              8,226        6,775       17,783       14,954
Provision for income
 taxes                                              3,003        2,529        6,491        5,530
    Net income                                  $   5,223    $   4,246    $  11,292    $   9,424

Net income per share:
  Basic                                         $    0.33    $    0.26    $    0.71    $    0.60
  Diluted                                       $    0.32    $    0.25    $    0.68    $    0.55

Weighted average common shares outstanding:
  Basic                                            15,679       16,033       15,871       15,732
  Diluted                                          16,417       17,294       16,715       17,186

                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       June 30,
                                                ----------------------
                                                   2005        2004
                                                ---------    ---------
                                                     (unaudited)
                                                    (in thousands)
ASSETS:
  Cash and cash equivalents                     $  19,092    $  20,083
  Service charges receivable                        4,776        4,208
  Pawn receivables                                 26,924       23,063
  Short-term advance receivables                   14,068       13,069
  Inventories                                      18,451       16,471
  Prepaid expenses and other current assets         1,731        1,114
  Income taxes receivable                             829        3,044
    Total current assets                           85,871       81,052
  Property and equipment, net                      21,367       16,104
  Goodwill                                         53,237       53,237
  Other                                               905          739

                                                $ 161,380    $ 151,132

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable                              $   1,346    $     832
  Accrued expenses                                  6,969        6,692
    Total current liabilities                       8,315        7,524

  Deferred income taxes payable                     7,509        6,555
    Total liabilities                              15,824       14,079
  Stockholders' equity                            145,556      137,053
                                                $ 161,380    $ 151,132

SOURCE  First Cash Financial Services, Inc.
    -0-                             07/19/2005
    /CONTACT: Rick Wessel, Vice Chairman & President, or Doug Orr, Executive Vice President & Chief Financial Officer, both of First Cash Financial Services, Inc., +1-817-505-3199, or investorrelations@firstcash.com /
    /Web site:  http://www.firstcash.com /